Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 25, 2025, with respect to the consolidated financial statements of Netskope, Inc., included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Santa Clara, California
September 16, 2025